Exhibit 10.14

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”), effective as of the 25 day of April, 2014 (the “Effective Date”) is made by and between The University of Texas M. D. Anderson Cancer Center, (“MD Anderson” or “MDACC”), a member institution of The University of Texas System (“System”), with a place of business at 1515 Holcombe Blvd., Houston, Texas, 77030, and HTG Molecular Diagnostics, Inc., a Delaware corporation with a place of business at 3430 E. Global Loop, Tucson, AZ 85706 (“Sponsor” or “HTG”). MD Anderson and Sponsor hereinafter may be referred to each as a “Party” and collectively as the “Parties.”

RECITALS

A. MD Anderson and Sponsor are interested in pursuing research in the area of diffuse large B-cell lymphoma.

B. Sponsor desires to collaborate with MD Anderson and is willing to sponsor the research study described in Exhibit A attached hereto (“Study”).

C. Sponsor and MD Anderson are entering into this Agreement to set forth the rights and obligations of the Parties with respect to the Study.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, MD Anderson and Sponsor agree as follows:

1. TERM

This Agreement shall be effective as of the Effective Date, and shall continue in effect for a period of two (2) years following the Effective Date (“Term”) unless such Term is extended by mutual written agreement of the Parties, or the Agreement is earlier terminated in accordance with Section 11 of this Agreement.

2. STUDY CONDUCT

2.1 MD Anderson and Sponsor will each use its own facilities and its reasonable best efforts to conduct its respective obligations in the performance of the Study, in accordance with Exhibit A and applicable laws and regulations. For MD Anderson, the Study shall be performed under the direction of Ken Young, M.D., Ph.D., or his/her successor as mutually agreed to by the Parties (the “Principal Investigator”). In the event of any conflict between Exhibit A and this Agreement, this Agreement shall control. MD Anderson shall provide all necessary personnel, equipment, supplies, facilities and resources to perform MD Anderson’s obligations in the Study, and shall be fully responsible for the activities of any MD Anderson personnel to whom Study activities are delegated. Sponsor shall provide all necessary personnel, equipment, supplies, facilities and resources to perform Sponsor’s obligations in the Study, and shall be fully responsible for the activities of any Sponsor’s personnel to whom Study activities are delegated.

2.2 Sponsor understands and acknowledges that MD Anderson’s primary mission is the development and dissemination of scientific knowledge, and that MD Anderson makes no representations, certifications, or guarantees with respect to any specific results of the Study. MD Anderson understands and acknowledges that Sponsor makes no representations, warranties, or guarantees with respect to any specific results of the Study.

2.3 Sponsor understands and acknowledges that MD Anderson may be involved in similar research through other researchers on behalf of itself and others. Except as expressly stated in this Agreement, nothing in this Agreement will limit or prohibit MD Anderson or any of its personnel, including the Principal Investigator, from conducting any research or for performing research for or with any entity or person, including any other outside sponsors. Sponsor acknowledges that this provision is intended to preserve the academic freedom and integrity of MD Anderson and its faculty and to ensure that MD Anderson and its faculty are not regarded as captive researchers for Sponsor.

3. STUDY BUDGET

3.1 Sponsor agrees to pay MD Anderson an amount equal to $75,000.00 inclusive of overhead and to support MD Anderson’s conduct of the Study as expressly set forth in Exhibit A (collectively, “Budget”). The schedule and procedure of payments under the Budget shall be made as set forth in Exhibit B, attached hereto. In the event of any conflict between Exhibit B and this Agreement, this Agreement shall control. Sponsor shall not be required to make any payment or perform any in-kind services in excess of the Budget without the prior written approval of a corporate officer of Sponsor.

4. DATA

4.1 Both parties shall own jointly all right, title and interest to all data and results generated in the conduct of the Study (“Data”). Joint ownership of Data shall be construed in accordance with U.S. patent law and subject to the terms of this Agreement and/or any other applicable agreement entered by the parties. Each Party shall promptly provide the other Party with all Data generated in the conduct of the Study. For clarification purposes, source documents, original medical records and lab notebooks of MD Anderson will be the sole, exclusive property of MDACC and shall not be provided to HTG, except that copies may be provided to HTG to the extent necessary for the conduct of the Study. Source documents, original records and lab notebooks of HTG will be the sole, exclusive property of HTG and shall not be provided to MD Anderson, except that copies may be provided to MD Anderson to the extent necessary for the conduct of the Study. HTG shall have all rights of a co-owner of the Data, including the right to utilize Data for any purpose, including any future filings and/or submissions to the U.S. Food and Drug Administration (FDA).

4.2 If either party desires to publish or present Data in a scientific publication and/or at scientific meetings, such party will provide the other party with a copy of any presentation, manuscript or abstract disclosing the Data prior to submission thereof to a publisher or to any third party, and in any case, not less than thirty (30) days prior to any such submission or public disclosure. Each party may require the disclosing Party to withhold disclosure for an additional sixty (60) days to complete any applicable analyses of patentability and/or patent filings of Inventions. Each party agrees to acknowledge the other party, as academically and scientifically appropriate, based on each party’s contribution to the Study. Notwithstanding anything to the contrary in this Agreement, HTG shall not have any rights to use or otherwise disclose or publish any Protected Health Information (as such term is defined by HIPAA). Each party will maintain all Data in confidence until earlier of (a) the parties’ joint publication or joint public disclosure of the Data or (b) twelve (12) months after the completion of a Study.

5. PUBLICITY

5.1 Neither Party will reference the other in a press release or any other oral or written statement in connection with the Study, except with the written approval of the other party or as required by applicable law or regulation, or in conjunction with a publication or presentation of Data pursuant to Section 4.2 of this Agreement. In any permitted statements, the Parties shall describe the scope and nature of their participation in the Study accurately and appropriately.

6. CONFIDENTIAL INFORMATION

6.1 In conjunction with the Study, the Parties may wish to disclose certain of their respective confidential and/or proprietary information (“Confidential Information”) to each other. Each Party will use Confidential Information of the other Party solely for the purpose of conducting the Study, and shall use reasonable efforts to prevent the disclosure of such other Party’s Confidential Information to third parties during the Term and for a period of five (5) years after expiration or termination of this Agreement, provided that the receiving Party’s obligation of confidentiality and non-use hereunder shall not apply to information that: (a) is already in the receiving Party’s possession at the time of disclosure, as evidenced in written records of the receiving Party; (b) is or later becomes part of the public domain through no fault of the receiving Party; (c) is received from a third party having no obligations of confidentiality or nonuse to the disclosing Party; (d) is independently developed by the receiving Party, as evidenced in written records of the receiving Party; (e) is required by law or regulation to be disclosed; (f) is published in accordance with Section 5.1 of this Agreement; or (g) is communicated to MD Anderson’s scientific and/or institutional review committees solely to obtain approval to conduct all or a portion of the Study.

6.2 In the event that information is required to be disclosed pursuant to Section 6.1(e), the Party required to make disclosure shall notify the other Party to allow the other Party to assert whatever exclusions or exemptions may be available to such Party under applicable law or regulation.

6.3 In the event that Sponsor shall come into contact with any “Protected Health Information” (as such term is defined under HIPAA) of MD Anderson or any information which could be used to identify any of MD Anderson’s patients or research subjects, Sponsor shall maintain any such Protected Health Information or other information confidential in accordance with laws and regulations as applicable to MD Anderson, including without limitation HIPAA, and shall not use or disclose any such Protected Health Information or other information in any manner that would constitute a violation of any applicable law or regulation if such use or disclosure was made by MD Anderson.

7. INTELLECTUAL PROPERTY

7.1 Sponsor and MD Anderson understand and agree that the performance of the Study may require use of information and/or materials that may be protected by patents or other proprietary rights owned by or licensed to either Party (“Background Intellectual Property”). Nothing in this Agreement will be deemed or construed to convey or transfer to either Party any rights or license with respect to the Background Intellectual Property of the other Party except insofar as contemplated by this Agreement.

7.2 DLBCL Validation Inventions

(a)	Ownership of inventions or discoveries, whether or not patentable, conceived and/or reduced to practice in the course of and arising from the performance of the DLBCL validation portion of the Study under this Agreement (“DLBCL Inventions”) shall be determined in accordance with United States Patent law; that is, ownership shall follow inventorship. After the notification of any DLBCL Inventions is received by MDACC’s Office of Technology Commercialization, MDACC shall promptly and confidentially disclose in writing to HTG any such DLBCL Inventions. HTG shall promptly notify MDACC in writing and on a confidential basis of any DLBCL Inventions disclosed to HTG. HTG hereby grants to MDACC a non-exclusive, royalty-free, non-transferable, non-sublicenseable, fully paid up right to HTG’s interest in any DLBCL Invention for MDACC’s internal research, academic and patient care purposes.

(b)	As set forth in Section 7.2(a), HTG and MDACC shall have a joint ownership interest in any jointly developed DLBCL Inventions made by both parties (“Joint DLBCL Inventions”). The parties shall mutually determine whether to file one or more patent applications claiming Joint DLBCL Inventions (“Joint Application”). If a Joint Application is to be filed, HTG shall have the right to undertake and control the drafting, prosecution and maintenance of the Joint Application and any and all patent applications or patents that claim priority to such Joint Application.

(c)

MDACC hereby grants to HTG an exclusive option to negotiate an exclusive (subject to MDACC’s internal right to use such DLBCL Invention for research, academic and patient care purposes), royalty-bearing license to MDACC’s ownership interest in any MDACC sole DLBCL Invention or Joint DLBCL Invention, provided that HTG pays all patent expenses for such DLBCL Invention in the event HTG exercises its option. HTG must exercise its option to negotiate a license to any DLBCL Invention by notifying MDACC in writing within sixty (60) days of MDACC disclosing such Invention to HTG (the “Option Period”). If HTG fails to timely exercise its option within the Option Period with respect to any DLBCL Invention, HTG’s right to negotiate a license agreement with respect to such DLBCL Invention will automatically terminate, and MDACC will be free to negotiate and enter into a license with any other party. If HTG timely exercises its option, the terms of the license shall be negotiated in good faith within ninety (90) days of the date such option is exercised, or within such time the parties may mutually agree in writing (the “Negotiation Period”). The license will include commercially reasonable terms based on relevant industry standards and the respective contributions of the parties, including respective contributions of the parties in developing, manufacturing and commercializing licensed product(s). If, however, HTG timely exercises its option, but MDACC and HTG are unable to agree upon the terms of the license during the Negotiation Period, HTG’s right to license such DLBCL Invention will terminate, and MDACC will be free to enter into a license with any other party. Notwithstanding the foregoing, to the extent any DLBCL Invention is an improvement to HTG’s Background Intellectual Property, MD Anderson hereby grants to HTG a non-exclusive, royalty-free license to such DLBCL Invention.

7.3 MiRNA Profiling Inventions

(a)	Ownership of inventions or discoveries, whether or not patentable, conceived and/or reduced to practice in the course of and arising from the performance of the miRNA profiling portion of the Study under this Agreement (“Profiling Inventions”), regardless of inventorship, shall be owned solely by MD Anderson. HTG hereby assigns to MD Anderson all right, title and interest in any Profiling Inventions arising from HTG and/or its representatives’ performance of the Study and agrees to take and cause its representatives to take such reasonable actions to make such assignment to MD Anderson.

(b)	MD Anderson hereby grants to HTG an exclusive option to negotiate an exclusive (subject to MD Anderson’s internal right to use such Profiling Invention for research, academic and patient care purposes) or non-exclusive, worldwide, royalty-bearing license to any Profiling Invention, provided that HTG pays all patent expenses for such Profiling Invention in the event HTG exercises its option. HTG must exercise its option to negotiate a license to any Profiling Invention by notifying MD Anderson in writing within sixty (60) days of the disclosure by either party to the other Party regarding such Profiling Invention. If HTG timely exercises its option during such period, the terms of the license shall be negotiated in good faith within the Negotiation Period. If, however, HTG timely exercises its option, but MDACC and HTG are unable to agree upon the terms of the license during the Negotiation Period, HTG’s right to license such Profiling Invention will terminate, and MDACC will be free to enter into a license with any other party.

7.5 This Agreement shall be a joint research agreement in accordance with and for purposes of 35 U.S.C. §103(c)(3).

8. INDEMNIFICATION

8.1 Sponsor agrees to indemnify, hold harmless, and subject to the statutory duties of the Texas State Attorney General defend MD Anderson, System, their Regents, officers, agents and employees (“MD Anderson Indemnitees”) from any liability, loss or damage they may suffer as a result of third-party claims, demands, costs or judgments against them arising out of Sponsor’s rights and obligations under this Agreement, including but not limited to Sponsor’s use of Data; provided, however, that Sponsor shall not be obligated to hold harmless any MD Anderson Indemnitee from claims arising out of the negligence or willful malfeasance of any MD Anderson Indemnitee.

8.2 To the extent authorized by the constitution and laws of the State of Texas, MD Anderson agrees to indemnify and hold harmless Sponsor, its officers, agents and employees (“Sponsor Indemnitees”) from any liability, loss or damage they may suffer as a result of third-party claims, demands, costs or judgments against them arising out of MD Anderson’s rights and obligations under this Agreement, including but not limited to negligence or willful malfeasance in MD Anderson’s conducting of the Study, provided, however, that MD Anderson shall not be obligated to hold harmless any Sponsor Indemnitee from claims arising out of the negligence or willful malfeasance of any Sponsor Indemnitee.

8.3 Both Parties agree that upon receipt of a notice of indemnified claim or action arising out of the Study, the Party receiving such notice will notify the other Party promptly.

9. INDEPENDENT CONTRACTOR

For the purposes of this Agreement and the Study, the Parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other Party. Neither Party shall have authority to make any statements, representations nor commitments of any kind, or to take any action which shall be binding on the other Party, except as may be expressly provided for herein or authorized in writing.

10. TERMINATION

10.1 This Agreement may be terminated: (a) as set forth (e.g., immediately) by the written agreement of both Parties; (b) by either Party for its convenience upon thirty (30) days prior written notice to the other Party; (c) immediately by either Party if at any time Principal Investigator becomes unable to conduct the Study, and the Parties cannot agree upon a mutually acceptable successor to the Principal Investigator, or (d) as set forth in Section 10.2.

10.2 In the event that either Party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within thirty (30) days after receipt of written notice thereof, this Agreement shall terminate upon expiration of the thirty (30) day period, as it may be extended by written agreement of the Parties.

10.3 Termination or cancellation of this Agreement shall not affect the rights and obligations of the Parties accrued prior to termination. Upon termination: (a) (i) except by Sponsor for cause, Sponsor shall pay MD Anderson for all reasonable Study-related expenses incurred or committed to be expended as of the effective termination date, or (ii) by Sponsor for cause, Sponsor shall pay MD Anderson for all reasonable Study-related expenses incurred or committed to be expended as of the date of HTG’s notice of MD Anderson’s breach in accordance with Section 10.2; and (b) each Party shall return to the other Party or destroy any Confidential Information of such other Party remaining in the Party’s possession, provided that such Party may retain one (1) copy of such Confidential Information for purposes of compliance with this Agreement and with applicable laws and regulations. Expenses “committed to be expended” are those expenses that MD Anderson can reasonably demonstrate may not be readily avoided or deployed for the benefit of other activities of Principal Investigator.

10.4 Any provisions of this Agreement which by their nature extend beyond expiration or termination of the Agreement shall survive such expiration or termination.

11. MISCELLANEOUS PROVISIONS

11.1 This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that Sponsor may assign this Agreement without prior written consent of MD Anderson to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

11.2 This Agreement constitutes the entire and only agreement between the Parties relating to the Study, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the Parties.

11.3 Principal Investigator and Sponsor may be parties to a consulting agreement or other outside agreement to which MD Anderson is not a party. Sponsor acknowledges and agrees that MD Anderson has no involvement with or responsibility for these consulting or outside agreements.

11.4 Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of MD Anderson to:

The University of Texas System

M. D. Anderson Cancer Center

ATTN: Executive Director, Sponsored Programs

1515 Holcombe Boulevard, Unit 1676

Houston, TX 77030

With a copy to:

The University of Texas System

M. D. Anderson Cancer Center

ATTN: Chief Legal Officer, Legal Services

7007 Bertner Ave. Unit 1674

Houston, TX 77030

or in the case of Sponsor to:

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, AZ 85706

ATTN: Chief Medical Officer

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

11.5 This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

11.6 MD Anderson is an agency of the State of Texas and under the Constitution and laws of the State of Texas possesses certain rights and privileges and only such authority as is granted to it under the Constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing herein is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the Constitution and laws of the State of Texas.

11.7 Neither MD Anderson nor Sponsor will be required to perform any act or to refrain from any act or be bound to any act that would violate any state or federal law applicable to it. In this regard, this Agreement is subject to, and MD Anderson and Sponsor agree to comply with, all applicable local, state, federal, national and international laws, statutes, rules and regulations. Any provision of any law, statute, rule or regulation that invalidates any provision of this Agreement, that is inconsistent with any provision of this Agreement, or that would cause one or any of the Parties hereto to be in violation of law will be deemed to have superseded the terms of this Agreement. MD Anderson and Sponsor, however, will use all reasonable efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with the requirements of the law and negotiate in good faith toward amendment of this Agreement in such respect. If the Parties cannot reach agreement on an appropriate amendment, then this Agreement may be immediately terminated by either Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

HTG MOLECULAR DIAGNOSTICS, INC.		THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

By:	/s/ Timothy B. Johnson	By:	/s/ Renee Gonzales

Print Name:	Timothy B. Johnson	Print Name:	Renee Gonzales, Sponsored Programs

Title:	Chief Executive Officer	Title:	Executive Director, Sponsored Programs

READ AND UNDERSTOOD BY:

/s/ Ken Young
Name:	Ken Young, MD
Title:	Principal Investigator

Reviewed & Approved:

George Starkschall

Date:	4-25-14

EXHIBIT A

MDACC-HTG DLBCL Research Plan

1.0	Study Introduction

Diffuse large B-cell lymphoma (DLBCL) is a type of aggressive and the most common form of non-Hodgkin lymphoma (NHL), accounting for 40% of lymphomas among adults. The median age at diagnosis of DLBCL is around 60 years, but it also occurs in children. The incidence of NHL and DLBCL, ranked fifth of all cancer types in the United States, has increased by at least 100% over the last twenty years. A majority of DLBCL patients will survive less than five years with standard CHOP chemotherapy (cyclophosphamide, doxorubicin, vincristine and prednisone), whereas the addition of Rituxan (R-CHOP) significantly improves clinical outcomes. Most common chromsome anomalies associated with DLBCL include but not limited to t(3;Var)(q27;Var) with BCL6-rearrangement, t(14;18)(q32;q21) with BCL2-rearrangement, t(8;14)(q24;q32) with MYC-rearrangement, or even a combination of BCL6, MYC and/or BCL2 rearrangements. We and others have shown that gene expresison profiling and mutation profile have significant effects on understanding the pathogenesis of DLBCL.

Application of gene expression profiling to lymphoma was one of the first demonstrations of the power of the technique. Activated B-Cell (ABC) and Germinal Center B-cell (GCB) subsets of diffuse large B-cell lymphoma (DLBCL) were clearly identified based on gene expression profiling showing both intrinsic biology that had differential behavior and prognosis. Later studies have confirmed that the biologic subsets of DLBCL have prognostic value independent of IPI. To meet this need, a ~20-gene expression classifier has been developed to accurately assess the prognosis of DLBCL to be validated in the current project.

The present project also initiates a large-scale attempt to identify novel genetic and epigenetic alterations and clinical outcome in DLBCL patients. Specifically, we will analyze the distribution of the genetic and epigenetic alteration signature defined by the HTG analysis of miRNA in 450 DLBCL patients with respect to known clinicopathological features such as patient demographics and pathological subtypes. We will also correlate a ~20-gene signature (prognostic ABC/GCB) with the clinical outcomes of DLBCL patients treated with R-CHOP regimen in a further 400-500 patients. Additional correlations between the genetic and epigenetic signature with the distribution profile of any protein expression of unique gene products by immunohistochemistry will be performed. We hypotheisize that the analysis will provide critical information for selection of novel pharmacologically-defined inhibitors/drugs for therapy and also better predict outcomes in DLBCL patients than genotyping on individual genes.

2.0	Study Objectives

1)	To validate 20-gene expression classifier for ABC/GCB subtyping and prognosis using samples from 550 patients treated with R-CHOP regimen.

2)	Perform discovery studies of large scale miRNA expression profiling (>1500 miRNAs) in 450 patients and determine relationships, if any, with ABC vs. GCB subtypes, clinical parameters, gene expression and other clinical and molecular profiles.

3.0	Investigators

Professor of Pathology – MDACC - Dr. Ken He Young

Chief Medical Officer and VP of Translational Research - HTG Molecular Diagnostics – Dr. Vijay Modur

4.0	Approvals

IRB approval to be obtained by MDACC

5.0	Detailed Project Design

The Study Objectives will be accomplished in three stages.

Stage I:

1. At the time of signing of the Agreement, 25 blocks of DLBCL will be provided to HTG by Dr. Young to start the collaboration for the miRNA technology (see Objective 2). HTG will cut required material for analytical studies and return original blocks to Dr. Young after cutting required amount of tissue. The 25 DLBCL samples will be used by HTG to characterize the analytical performance of gene signature assay

2. 150 DLBCL samples with clinical outcomes (IPI scores, therapy, duration of follow-up, PFS and OS) and prior Affymetrix gene expression data will be mutually selected for miRNA and ABC/GCB subtyping/prognostic classifier studies at HTG as soon as possible following signing of the Agreement. Known ABC/GCB subtype for each sample shall be identified by Dr. Young and provided to HTG.

3. After characterizing the analytical performance of the miRNA assays in step (1), the 150 DLBCL samples selected in step 2 will be profiled by HTG on a ~20-gene (mRNA) expression panel The initial ~20-gene profiling is to confirm the performance of the panel for ABC/GCB subtyping and correlation with prognosis. In addition, the miRNA profiling quality, initial associations with prognosis, clinical outcomes and molecular parameters to ensure data quality will also be performed as a biological check/first look.

4. At the completion of Stage I activities, any determination of thresholds for further validation, needs for troubleshooting of technique or problems with biological associations will be performed by HTG so that success in subsequent stages of the project is optimized. Success of stage I will be based on results of data analysis by HTG and MDACC in a mutually agreed fashion. In general, high level of assay reproducibility sufficient for research publication will be considered as success.

In addition, both MDACC and HTG will jointly perform miRNA, ABC/GCB typing and clinical outcomes analysis in Stage I. HTGs analysis will mainly focus on characterization of miRNA within ABC/GCB subsets and MDACC will focus on expanded analysis to include biological mechanisms and clinical outcomes.

Stage II:

In stage II, 300 further DLBCL samples will be subjected to miRNA analysis. These 300 samples already have prior Affymetrix gene expression performed at MDACC and ABC/GCB subtype analysis available with other clinical and molecular profiles and are part of the International R-CHOP consortium. The miRNA profiles will include associations like correlation of the gene signature, the genetic and epigenetic signature with the distribution profile of any protein expression of unique gene products by immunohistochemistry and with the clinical outcomes to R-CHOP therapy. These samples may also be used to further optimize ABC/GCB subtyping or prognostic 20-gene (mRNA) algorithm used in Stage I.

Stage III:

1. 400 samples from a separate cohort of primary de novo DLBCL patients will be sent by Dr. Young to HTG. Dr. Young will have patient information, including at least stage, lactic dehydrogenase level, ECOG performance status, extranodal involvement, chemotherapy regimen and survival, for each such sample used at this Stage III.

2. HTG initially will be blinded to the sample information and will use the Stage III samples to perform expression profiling of an approximately 20-gene (mRNA) signature that is believed to be DLBCL prognostic and able to subtype ABC/GCB.

3. Upon completion of the ~20-gene (mRNA) expression assay(s), Dr. Young will promptly provide the sample information from Step 1 to HTG. HTG will determine the correlation (if any) of the prognostic signature to progression free survival and overall survival (>5 years) on R-CHOP 21 therapy. The relationship between ABC and GCB subtype and prognostic signature also will be determined by HTG. Poor prognostic GCB and ABC subtypes will be defined by the ~20-gene HTG signature to determine if there are prognostically overlapping populations between ABC and GCB which have unique biology that may represent novel approaches to prognosis or therapy.

4. Any panel of miRNA having an association with DLBCL prognosis or ABC/GBC subtyping that was discovered in Stage II may be reduced to a smaller panel for the validation of miRNA associations with prognosis or ABC/GBC subtyping using this Stage III cohort.

Milestones and Estimated Completion Dates

Milestone	Estimated Date
Initial analytical validation of miRNA profiling method	Q1 2014
Assay validation of ABC/GCB/prognostic algorithm	Initial testing to start Q1-2014 and continue for the duration of the collaboration
miRNA profiling of 150 DLBCL samples from initial 450 sample cohort	March 31st 2014
miRNA profiling of 300 DLBCL samples	July 2014
Assay of 500 samples for prognostic and ABC/GCB subtyping	Dec 2014

6.0	Deliverables (i.e., Study Outputs)

6.1	HTG Deliverables

•	miRNA profiling data as part of the collaboration and joint data analysis

•	ABC/GCB subtyping of all previously untyped samples used in the collaboration using HTG DLBCL COO classifier

•	Other assays, reagents and data as mutually accepted to fall within the research agreement by both parties acknowledged in writing

6.2	MD Anderson Deliverables

•	Samples for initial feasibility testing, assay optimization and validation

•	Results of testing of ABC/GCB subtyping and clinical outcomes outlined in section 5

•	Other samples and data as mutually accepted to fall within the research agreement by both parties acknowledged in writing

•	Analysis of miRNA profiling data

7.0	Proposed Publication Plan

1.	The initial miRNA analysis is planned to be submitted for a manuscript of method in which, Dr. Young will be the co-corresponding and last author in the manuscript. Dr. Modur and his associates will be the first and principal corresponding author.

2.	Data from the 20-gene classifier studies is planned to be published in a molecular diagnostics publication with Dr. Young listed as a co-corresponding and last author in the manuscript. Dr. Modur and his associates will be the first and principal corresponding author.

3.	A publication with miRNA data is anticipated and will have HTG scientists, as authors and Dr. Young will be the corresponding and last author in the manuscript. Dr. Modur may be the co-corresponding author.

8.0	Contacts and Communications

Role	Name	Phone	E-mail
HTG
Project Manager	BJ Kerns – Sr. VP for clinical services	520-547-2827	bjkerns@htgmolecular.com

Institution
Principal Investigator	Dr. Ken He Young	713-745-2598	khyoung@mdanderson.org

EXHIBIT B

STUDY BUDGET

Upon completion by MD Anderson and approval by Sponsor of the following milestones, MD Anderson may submit to Sponsor invoices for the following amounts:

Milestone	$ Amount	% of Total
1. Execution of contract	$30,000	50
2. Completion of Stage I and II tasks	$15,000	25
3. Completion of Stage II tasks	$30,000	25

TOTAL:	$75,000	100%

Unless otherwise specified by Sponsor in writing, invoices shall reference this Agreement and shall be sent to:

Accounts Payable

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, AZ 85706

or via email: finance@htgmolecular.com

Unless otherwise specified by MD Anderson in writing, payments to MD Anderson shall be made to:

The University of Texas

M.D. Anderson Cancer Center

Attn: Grants and Contracts

P.O. Box 4390

Houston, Texas 77210-4390

Invoices shall be payable within sixty (60) days of receipt by Sponsor.